Exhibit 99.1

         BROOKS AUTOMATION REPORTS RESULTS FOR FISCAL 2005 FIRST QUARTER
                             ENDED DECEMBER 31, 2004

    CHELMSFORD, Mass., Feb. 1 /PRNewswire-FirstCall/ -- Brooks Automation, Inc. (Nasdaq: BRKS), which develops and produces hardware, software and systems that enable manufacturing efficiencies for the semiconductor and other complex manufacturing industries, today announced results for its fiscal 2005 first quarter ended December 31, 2004.

    Revenues for the first quarter of fiscal 2005 were $117.8 million, a 42.8 percent increase from $82.5 million in the same quarter a year ago and a 28.2 percent sequential decline from the preceding quarter revenues of $164.0 million. New orders during the quarter were $101.7 million.

    Net income for the first quarter of fiscal 2005 on a GAAP ("Generally Accepted Accounting Principles") basis was a loss of $0.9 million, which included a charge of $2.7 million for restructuring, $0.9 million for amortization of acquired intangible assets, and $0.5 million write-off of inventory from the Life Sciences division. The GAAP loss per share of $0.02 per share was within the guidance provided by management in the preceding quarter's conference call. The first quarter 2005 GAAP net income compares to a net loss in the first quarter 2004 of $8.9 million or $0.23 loss per share on the same basis.

    Edward C. Grady, president and chief executive officer of Brooks Automation, said "As expected, our revenues were down from the preceding quarter's record high level as the industry adjusted to fluctuating supply and demand, but our results show that we continue to react quickly to market conditions and manage our expenses effectively. Many industry watchers have anticipated that the weakening end market demand in the latter part of 2004 and heading into 2005 would cause a slowdown in our sector. Historically, inflection points in the industry cycles have had a magnified effect on Brooks' OEM business over a short term period of one to two quarters before our business stabilizes. We continue to make good progress with our primary target markets in tool automation and factory automation software. An industry slowdown is the best time to capture design-in wins with OEMs, and we are involved in what we believe is the highest level of new opportunities in Company history, and the most ever with tier one OEM customers. Software bookings were again strong in the quarter, driven primarily by the semiconductor and FPD markets. We have recently announced several new solutions as part of our Real Time Enterprise initiative that are attracting interest in their target markets. These new offerings include a comprehensive manufacturing RFID solution for discrete industries, our Lean Manufacturing solution for the Aerospace and Defense industry, and an eDHR (electronic device history record) solution for track-and-trace requirements. Our software division is planning a number of new solution launches in 2005 that we expect will further expand our served available market."

    "Looking forward, we expect to see a slight improvement next quarter," continued Mr. Grady. "Revenues for Brooks should be flat to up 5 percent in the March quarter compared to the December quarter, and bookings should increase approximately 5 to 10 percent sequentially. This guidance reflects near term recovery in our OEM tool automation segment but does not suggest that the rest of the industry will be up. We are proactively managing our business during this period of industry softness and are taking more restructuring actions in the March quarter to continue our emphasis on cost control. The earnings per share on a GAAP basis for the March quarter are anticipated to be in the range of a loss of $0.05 per share to breakeven. We expect restructuring and other charges to impact EPS by approximately $0.10 per share. We remain focused on managing our business through all cycles of the semiconductor industry to deliver value to our customers, shareholders and employees."

    Q1 Fiscal 2005 Highlights
     * Captured 13 new design-in wins at OEM customers in Q1.
     * Booked order for multiple FabExpress equipment front-end modules from emerging OEM for its new process tool.
     * Selected by major process control OEM for new compact vacuum tool system.
     * Booked multi-million dollar order from new 300mm fab for Manufacturing Execution System (MES) and related fab management software from a leading semiconductor manufacturer in Korea.
     * Booked multi-million dollar order from a new Generation 6 LCD fab in Taiwan for material control software (MCS) to run factory automation system.
     * Won new orders for Real Time Dispatch and Reporter software from two Taiwanese DRAM manufacturers and one new Japanese customer for their 300mm fabs.
     * Won new order for Advance Productivity Family (APF) Suite software from a major high tech industry customer for its magnetic head manufacturing facility, after detailed ROI analysis showing cycle time variability improvement, through-put optimization and improved equipment utilization.
     * Announced comprehensive RFID solution for discrete manufacturers; Lean Manufacturing solution for Aerospace and Defense; and tracking and traceability solution for eDHR requirements especially in the medical device manufacturing industry.
     * Announced partnership with AssurX to joint develop, market and deliver software solutions such as eDHR for enterprise quality tracking, as well as membership in EPCglobal, which develops and oversees commercial and technical standards such as for electronic product code (EPC) technology that would enable and accelerate the adoption of RFID technologies in manufacturing and the extended supply chain.

    Conference Call and Webcast
    Brooks Automation will host a conference call on Tuesday, February 1, 2005 at 4:30 PM Eastern to review its fiscal first quarter results. On the call, management will discuss the information contained in this announcement and answer related questions.

    Conference Call Date:    Tuesday, February 1, 2005
    Time:                    4:30 p.m. Eastern

    Dial in #:               (719) 457-2654
    Passcode:                1344122

    A live Webcast of this conference call will be available in the investor relations section of the Brooks Automation web site, http://investor.brooks.com under the title "Brooks Automation Fiscal 2005 First Quarter Earnings Webcast".

    An archive of this Webcast will be made available following the conference call, and can be accessed for at least the next twelve months on the section for Webcasts at http://investor.brooks.com under the title "Brooks Automation Fiscal 2005 First Quarter Earnings Webcast". A telephone replay will also be made available following the call at the following number: (719) 457-0820 beginning at 8:30 p.m. Tuesday, February 1, 2005, and available 7 days. The passcode for the replay is 1344122.

    About Brooks Automation, Inc.
    Brooks Automation (Nasdaq: BRKS) is a leading worldwide provider of automation solutions to the global semiconductor and related industries. The company's factory and tool automation hardware, software and professional services can manage every wafer, reticle and data movement in the fab, helping customers improve throughput and yield while reducing both cost and time to market. Brooks products and services are used in virtually every fab in the world as well as by many customers in industries outside of semiconductor manufacturing. For more information, visit http://www.brooks.com.

    "Safe Harbor" Statement under Section 21E of the Securities Exchange Act of 1934:
    Some statements in this release are forward-looking statements made under
Section 21E of the Securities Exchange Act of 1934. These statements are neither promises nor guarantees but involve risks and uncertainties, both known and unknown, that could cause Brooks' financial and business results to differ materially from our expectations. They are based on the facts known to management at the time they are made. These forward-looking statements include statements regarding our bookings, revenues, and profit and loss expectations, gross margin and operating margin expectations, expected restructuring charges, our future business strategy and market opportunities, level of capital expenditures and bookings expectations in the semiconductor and discrete manufacturing industries, demand for our products, and the outlook of the semiconductor and discrete manufacturing industries. Factors that could cause results to differ from our expectations include the following: our dependence on the cyclical semiconductor industry; the possibility of downturns in market demand for electronics; our possible inability to meet increased demand for our products due to difficulties in obtaining components and materials from our suppliers in required quantities and of required quality; our ability to continue to effectively implement our flexible manufacturing model and our supply chain consolidation; the highly competitive nature and rapid technological change that characterizes the industries in which we compete; decisions by customers to accelerate delivery under or to cancel or defer orders that previously had been accepted; decisions by customers to reject the products we ship to them; the possibility that we may not be able to fulfill customer orders within a period of time acceptable to them; the acceptance of our software products and services in industries outside of the semiconductor industry; the fact that design-in wins do not necessarily translate to significant revenue; the timing and effectiveness of restructuring, cost-cutting and expense control measures; intense price competition; possible disputes concerning intellectual property; continuing uncertainties in global political and economic conditions, especially arising out of conflict in the Middle East; and other factors and other risks that we have described in our filings with the Securities and Exchange Commission, including but not limited to Brooks' Annual Report on Form 10-K and our quarterly reports on Form 10-Q. As a result we can provide no assurance that our future results will not be materially different from those projected. Brooks expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in our expectations or any change in events, conditions or circumstances on which any such statement is based. Brooks undertakes no obligation to update the information contained in this press release.

    All trademarks contained herein are the property of their respective owners.

    Contact:
     Mark Chung
     Director of Investor Relations
     Brooks Automation, Inc.
     Telephone: (978) 262-2459
     mark.chung@brooks.com

                             BROOKS AUTOMATION, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                 December 31,   September 30,
                                                    2004              2004
                                                -------------   -------------
ASSETS
Cash, cash equivalents and marketable
 securities                                     $     261,722   $     255,367
Accounts receivable, net                               92,727         124,004
Inventories                                            72,664          71,891
Other current assets                                   13,401           9,873

     Total current assets                             440,514         461,135

Property, plant and equipment, net                     58,280          58,810
Long-term marketable securities                        76,655          73,743
Intangible assets, net                                 68,266          68,963
Other assets                                            8,434           8,388

          Total assets                          $     652,149   $     671,039

LIABILITIES, MINORITY INTERESTS AND
 STOCKHOLDERS' EQUITY
Current liabilities                             $     144,064   $     166,998
Convertible subordinated notes                        175,000         175,000
Other long-term liabilities                            14,144          15,228

          Total liabilities                           333,208         357,226

Minority interests                                      1,049             918

Stockholders' equity                                  317,892         312,895

            Total liabilities,
             minority interests and
             stockholders' equity               $     652,149   $     671,039

     Cash, cash equivalents, short-
      term and long-term marketable
      securities
        December 31, 2004                       $     338,377
        September 30, 2004                      $     329,110
        June 30, 2004                           $     321,385
        March 31, 2004                          $     309,808
        December 31, 2003                       $     312,680

                             BROOKS AUTOMATION, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)

                                                   Three months ended
                                                      December 31,
                                                -----------------------
                                                   2004        2003
                                                ----------   ----------
Revenues                                        $  117,818   $   82,546
Cost of revenues                                    76,138       52,301

Gross profit                                        41,680       30,245

Operating expenses:
  Research and development                          15,912       16,068
  Selling, general and administrative               20,856       19,767
  Amortization of acquired intangible
   assets                                              890          943
  Acquisition-related and
   restructuring charges                             2,661            -
                                                    40,319       36,778

Income (loss) from operations                        1,361       (6,533)

Interest (income) expense, net                         419        1,433
Other (income) expense, net                            221          (42)

Income (loss) before income taxes and
 minority interests                                    721       (7,924)

Income tax provision                                 1,486        1,013

Loss before minority interests                        (765)      (8,937)

Minority interests in income (loss)
 of consolidated subsidiary                            130          (68)

Net loss                                        $     (895)  $   (8,869)

Earnings (loss) per share:
      Basic                                     $    (0.02)  $    (0.23)
      Diluted                                   $    (0.02)  $    (0.23)

Shares used in computing loss per share:
      Basic                                         44,702       38,484
      Diluted                                       44,702       38,484

SOURCE  Brooks Automation, Inc.
    -0-                             02/01/2005
    /CONTACT: Mark Chung, Director of Investor Relations of Brooks Automation, Inc., +1-978-262-2459, mark.chung@brooks.com/
    /Web site:  http://www.brooks.com/
-